NEWS RELEASE
Five Below, Inc. Announces First Quarter Fiscal 2020 Financial Results
First Quarter Impacted by Temporary Store Closures Beginning March 20th
Approximately 90% of Stores Reopened to Date
PHILADELPHIA, PA – (June 9, 2020) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the first quarter ended May 2, 2020.

For the first quarter ended May 2, 2020:
Due to the COVID-19 pandemic, the Company temporarily closed all of its stores as of March 20, 2020. These stores began to reopen in late April 2020 in compliance with federal, state and local requirements. As of June 9, 2020, the Company has reopened approximately 90% of its stores.

The results in the first quarter reflect the impact of the closures and reopenings.

•	Net sales decreased by 44.9% to $200.9 million from $364.8 million in the first quarter of fiscal 2019; comparable sales decreased by 51.8%.

•	The Company opened 20 net new stores and ended the quarter with 920 stores in 36 states. This represents an increase in stores of 16.6% from the end of the first quarter of fiscal 2019.

•	Operating loss was $72.2 million compared to operating income of $24.5 million in the first quarter of fiscal 2019.

•	The effective tax rate was 29.8% compared to 1.9% in the first quarter of fiscal 2019.

•	Net loss was $50.6 million compared to net income of $25.7 million in the first quarter of fiscal 2019.

•
Diluted loss per common share was $0.91 compared to diluted income per common share of $0.46 in the first quarter of fiscal 2019. The benefit from share-based accounting was approximately $0.02 in the first quarter of fiscal 2020 compared to $0.11 in the first quarter of fiscal 2019.

•	The Company repurchased 137,023 shares through the middle of the first quarter at a cost of approximately $12.7 million.

•	The Company increased its line of credit from $50 million to $225 million and had $139 million in cash, cash equivalents, and investments at the end of the first quarter.

Joel Anderson, President and CEO, stated, “The challenges of the last few months were unprecedented. We temporarily closed stores on March 20th as we joined many other retailers in doing our part to help stop the spread of COVID-19. This decision had significant financial ramifications, but the health and safety of our customers and crew are our priority. During this period with stores closed, we worked very quickly yet carefully to implement safety protocols for reopening.”

Mr. Anderson continued, “We have reopened approximately 90% of our stores, providing our customers with a safe and fun shopping experience and the outstanding value that they know and love from Five Below. We are very pleased with the initial sales trends we are seeing as stores reopen, and I am really proud of how our team is adjusting to the new environment. Agility, flexibility and innovation, along with extremely disciplined cost and capital management, are inherent to our model and how we have always operated. These qualities will continue to serve us well as we navigate through this period and beyond, expanding our store base and brand to realize our 2,500 plus nationwide store potential.”

Second Quarter and Fiscal 2020 Outlook:
Given the uncertainty related to COVID-19, the Company will not be providing sales or earnings guidance for the second quarter or fiscal 2020. The Company continues to expect to open 100 to 120 net new stores in 2020.

Conference Call Information:
A conference call to discuss the first quarter fiscal 2020 financial results is scheduled for today, June 9, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10144196. The replay will be available for approximately two weeks after the call.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties associated with the COVID-19 pandemic (including governmental restrictions and requirements, store closures and effects on customer demand or on our supply chain, our ability to keep our distribution centers and ecommerce fulfillment operational, our ability to reopen and effectively operate some or all of our stores, and to open new stores and remodels, when conditions allow), risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our online retail operations, including cyber security risks, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, risks related to any legal proceedings that we may become subject to, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, pandemic outbreaks (in addition to COVID-19), global political events, war, terrorism or civil unrest (including any resulting store closures, damage, or loss of inventory), risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers and increasing our costs, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, risks associated with the restrictions imposed by our indebtedness on our current and future operations, the impact of changes in tax legislation and accounting standards and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. With most items priced $1-$5, and some extreme value items priced up to just $10, we make it easy to say YES! to the newest, coolest stuff across 8 awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 900 stores in 36 states. For more information, please visit www.fivebelow.com!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Current assets:
Cash and cash equivalents	$69,760	$202,490	$220,778
Short-term investment securities	69,220	59,229	67,875
Inventories	367,516	324,028	268,437
Prepaid income taxes and tax receivable	11,974	4,063	1,517
Prepaid expenses and other current assets	54,560	75,903	47,167
Total current assets	573,030	665,713	605,774
Property and equipment, net	475,646	439,086	319,221
Operating lease assets	867,295	842,988	659,155
Deferred income taxes	4,391	—	4,796
Other assets	12,363	10,874	3,330
	$1,932,725	$1,958,661	$1,592,276

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	137,480	130,242	112,460
Income taxes payable	9,050	9,505	19,263
Accrued salaries and wages	5,212	19,873	7,397
Other accrued expenses	85,377	81,255	72,416
Operating lease liabilities	126,668	110,470	109,339
Total current liabilities	363,787	351,345	320,875
Other long-term liabilities	1,678	1,199	—
Long-term operating lease liabilities	877,495	837,623	635,402
Deferred income taxes	—	8,716	—
Total liabilities	1,242,960	1,198,883	956,277
Shareholders’ equity:
Common stock	558	557	559
Additional paid-in capital	302,898	322,330	347,943
Retained earnings	386,309	436,891	287,497
Total shareholders’ equity	689,765	759,778	635,999
	$1,932,725	$1,958,661	$1,592,276

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended
	May 2, 2020	May 4, 2019
Net sales	$200,899	$364,762
Cost of goods sold	180,438	244,777
Gross profit	20,461	119,985
Selling, general and administrative expenses	92,657	95,516
Operating (loss) income	(72,196)	24,469
Interest income and other, net	143	1,687
(Loss) income before income taxes	(72,053)	26,156
Income tax (benefit) expense	(21,471)	494
Net (loss) income	$(50,582)	$25,662
Basic (loss) income per common share	$(0.91)	$0.46
Diluted (loss) income per common share	$(0.91)	$0.46
Weighted average shares outstanding:
Basic shares	55,723,045	55,899,324
Diluted shares	55,723,045	56,268,586

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirteen weeks ended
	May 2, 2020	May 4, 2019
Operating activities:
Net (loss) income	$(50,582)	$25,662
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	16,188	11,861
Share-based compensation (benefit) expense	(3,526)	2,878
Deferred income tax (benefit) expense	(13,107)	1,330
Other non-cash expenses	225	(5)
Changes in operating assets and liabilities:
Inventories	(43,488)	(24,801)
Prepaid income taxes and tax receivable	(7,911)	(180)
Prepaid expenses and other assets	21,417	12,212
Accounts payable	(342)	8,021
Income taxes payable	(455)	(1,363)
Accrued salaries and wages	(14,661)	(17,189)
Operating leases	32,242	(6,743)
Other accrued expenses	(1,253)	9,147
Net cash (used in) provided by operating activities	(65,253)	20,830
Investing activities:
Purchases of investment securities and other investments	(43,344)	(36,739)
Sales, maturities, and redemptions of investment securities	33,353	54,276
Capital expenditures	(40,028)	(61,713)
Net cash used in investing activities	(50,019)	(44,176)
Financing activities:
Borrowing on note payable under Amended Revolving Credit Facility	50,000	—
Repayment of note payable under Amended Revolving Credit Facility	(50,000)	—
Cash paid for debt financing costs	(1,563)	—
Repurchase and retirement of common stock	(12,663)	—
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	67	2,249
Common shares withheld for taxes	(3,299)	(9,873)
Net cash used in financing activities	(17,458)	(7,624)
Net decrease in cash and cash equivalents	(132,730)	(30,970)
Cash and cash equivalents at beginning of period	202,490	251,748
Cash and cash equivalents at end of period	$69,760	$220,778